UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 22, 2026

Date of Report (Date of earliest event reported)

PETVIVO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-40715	99-0363559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5151 Edina Industrial Blvd. Suite 575 Edina, Minnesota	55439
(Address of principal executive offices)	(Zip Code)

(952) 405-6216

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PETV	OTCQX

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Diane Levitan

Effective September 22, 2026, Diane Levitan resigned as a member of the Board of Directors (the “Board”) of PetVivo Holdings, Inc., a Nevada corporation (the “Company”). Dr. Levitan’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Board expresses its appreciation to Dr. Levitan for her leadership, guidance and contributions during her tenure on the Board.

Appointment of Jaime K. Pickett

Effective September 22, 2026, the Board appointed Jaime K. Pickett as a director of the Company to fill the vacancy created by Dr. Levitan’s resignation, thereby maintaining the size of the Board at six directors. Dr. Pickett will serve until the next annual meeting of shareholders and until her successor is duly elected and qualified, or until her earlier death, resignation or removal.

Dr. Pickett is a veterinary healthcare executive, entrepreneur, multi-unit franchisee and board leader with more than 20 years of experience spanning animal health, multi-site operations, corporate strategy, business development, clinical innovation, product commercialization and organizational growth. She currently serves as Chief Medical Officer of EQUUSIR USA and as Advising Chief Medical Officer and a board member of Alexander International Innovations, where she provides clinical, regulatory, commercialization and strategic guidance for emerging medical and animal-health technologies. She also serves on the Board of Chief Veterinary Medical Officers, a professional organization of senior veterinary executives, and is a Scenthound multi-unit franchisee.

From 2023 to 2026, Dr. Pickett held executive leadership roles with Hannah Pet Hospitals, including Chief Executive Officer, President, board member and Chief Strategy Officer. From 2017 to 2022, she served as Chief Veterinary Officer and Senior Vice President of Pet Paradise and as Chief Operating Officer of its subsidiary, NewDay Veterinary Care. In these executive leadership roles, she led veterinary and operational strategy across more than 55 pet resorts and veterinary hospitals in over 15 states, directed teams of more than 100 veterinary professionals, and was instrumental to the organization’s strong enterprise revenue. Her experience also includes veterinary practice ownership, multi-site expansion, mergers and acquisitions evaluation, and telehealth implementation.

Dr. Pickett earned her Doctor of Veterinary Medicine from the University of Florida College of Veterinary Medicine, an MBA from St. George’s University and a Bachelor of Arts from Johns Hopkins University, with minors in Psychology and Computer Science. She also completed the Global C-Suite Program through Wharton Executive Education at the University of Pennsylvania. Her governance and professional service include service on the Board of Directors of The Doorways and nine years on the University of Florida College of Veterinary Medicine Admissions Committee. She is a lifetime member of the University of Florida College of Veterinary Medicine Dean’s Circle of Excellence and a member of the American Veterinary Medical Association.

Dr. Pickett’s extensive veterinary healthcare and executive leadership experience, together with her background in multi-site operations, corporate strategy, business development and animal-health technology commercialization, were material factors in the Board’s determination that she is qualified to serve as a director of the Company.

Dr. Pickett will initially serve as a non-employee director and receive compensation consistent with that of the Company’s other non-employee directors, prorated for her period of service. The Company’s non-employee director compensation program is described in its Current Report on Form 8-K filed with the Securities and Exchange Commission on October 8, 2025. Her compensation for Board service may be adjusted by the Board in connection with any subsequent employment by the Company or one of its subsidiaries.

There are no arrangements or understandings between Dr. Pickett and any other persons pursuant to which she was selected as a director of the Company and there are no transactions or proposed transactions in which Dr. Pickett has a direct or indirect interest requiring disclosure under Item 404(a) of Regulation S-K or Item 5.02(d) of Form 8-K. Dr. Pickett does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer.

At ther time, Dr. Pickett has not been appointed to any committees.

The press release announcing her appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1 104	Press Release dated September 22, 2026 Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PETVIVO HOLDINGS, INC.

Date: September 22, 2026	By:	/s/ John Lai
	Name:	John Lai
	Title:	Chief Executive Officer